As filed with the Securities and Exchange Commission on September 22, 2011

Registration No. 333-168881

333-144661

333-143381

333-125502

333-116141

333-109779

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-168881

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-144661

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-143381

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-125502

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-116141

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-109779

UNDER

THE SECURITIES ACT OF 1933

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	51-0405729
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

3280 Peachtree Road, N.E., Suite 2300

Atlanta, GA 30305

(Address of Principal Executive Offices)

Citadel Broadcasting Corporation 2010 Equity Incentive Plan

The Walt Disney Company Amended and Restated 1995 Stock Incentive Plan

The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan

Citadel Broadcasting Corporation Amended and Restated 2002 Long-Term Incentive Plan

Citadel Broadcasting Company 401(k) Retirement Savings Plan

Citadel Broadcasting Corporation 2002 Long-Term Incentive Plan

(Full Title of the Plan)

Richard S. Denning

Senior Vice President, General Counsel and

Secretary

3280 Peachtree Road, N.E., Suite 2300

Atlanta, GA 30305

(404) 949-0700

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, GA 30309

(404) 581-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (collectively, the “Post-Effective Amendments”), filed by Citadel Broadcasting Corporation, a Delaware corporation (the “Company”), remove from registration all shares of Company Class A common stock, par value $0.001 (the “Class A Common Stock”), all shares of Company common stock, par value $0.01 (the “Pre-Bankruptcy Common Stock”) and all interests registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Class A Common Stock and Pre-Bankruptcy Common Stock offered under certain employee benefit and equity plans and agreements (the “Plans”).

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Title of Securities	Number of Shares
333-168881	Aug. 17, 2010	Citadel Broadcasting Corporation 2010 Equity Incentive Plan	Class A Common Stock	10,000,000

333-144661	July 17, 2007	The Walt Disney Company Amended and Restated 1995 Stock Incentive Plan The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan	Pre-Bankruptcy Common Stock	15,000,000

333-143381	May 30, 2007	Citadel Broadcasting Corporation Amended and Restated 2002 Long-Term Incentive Plan	Pre-Bankruptcy Common Stock	8,000,000

333-125502	June 3, 2005	Citadel Broadcasting Corporation Amended and Restated 2002 Long-Term Incentive Plan	Pre-Bankruptcy Common Stock	5,000,000

333-116141	June 3, 2004	Citadel Broadcasting Company 401(k) Retirement Savings Plan	Pre-Bankruptcy Common Stock	1,000,000

333-109779	Oct. 17, 2003	Citadel Broadcasting Corporation 2002 Long-Term Incentive Plan	Pre-Bankruptcy Common Stock	5,000,000

On May 19, 2010, the United States Bankruptcy Court for the Southern District of New York confirmed the Second Modified Joint Plan of Reorganization of Citadel Broadcasting Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code (the “Bankruptcy Plan”). The Pre-Bankruptcy Common Stock was registered under Section 12(b) of the Securities Exchange Act of 1934 and was canceled as of June 3, 2010, the effective time of the Bankruptcy Plan.

In addition, on September 16, 2011 (the “Effective Time”), pursuant to that certain Agreement and Plan of Merger, dated March 9, 2011 (the “Merger Agreement”) by and among the Company, Cumulus Media Inc., a Delaware Corporation (“Cumulus”), Cumulus Media Holdings Inc. (f/k/a Cadet Holding Corporation), a Delaware corporation, and Cadet Merger Corporation, a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and an indirect wholly-owned subsidiary of Cumulus.

Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time was cancelled and (other than shares owned by the Company as treasury stock and shares owned by Cumulus or Merger Sub) automatically converted, based on an election which could be made by the holder, into the right to receive (i) $37.00 in cash, (ii) 8.525 shares of Cumulus Class A common stock, or (iii) a combination of cash and Cumulus Class A common stock, in each case subject to proration. Pursuant to the Merger Agreement, each share of Citadel Class A common stock owned by Merger Sub or owned by Citadel as treasury stock was cancelled without any conversion or payment of consideration.

As a result of the Bankruptcy Plan and the Merger, the Company has terminated the Plans and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the respective offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 22nd day of September, 2011.

CITADEL BROADCASTING CORPORATION

By:	/s/ Joseph P. Hannan
	Name:	Joseph P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer